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                                   October 1, 2000


PERSONAL AND CONFIDENTIAL


Rawhide Holdings Corporation
277 Park Avenue
New York, NY 10172

Ladies and Gentlemen:

     We understand that Rawhide Holdings Corporation ("Parent") proposes to acquire (the "Acquisition") IBP, inc. (the "Company") in the manner set forth below. You have advised us that you propose to acquire the Company pursuant to the terms of a merger agreement (the "Merger Agreement") to be entered into between Parent, Rawhide Acquisition
Corporation ("Merger Co.") and the Company, which will provide that Merger Co. will be merged with and into the Company (the "Merger"). In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive $22.25 in cash. Upon consummation of the Merger, the Company will be controlled, directly or indirectly, by the Investors (as defined below).

     You have advised us that the total amount of funds required to consummate the Merger, the surrender of outstanding employee and director stock options of the Company, the refinancing of certain existing indebtedness of the Company and the payment of related fees and expenses, will be approximately $3,894.2 million. It is anticipated that the Acquisition will be financed with: (a) borrowings by Merger Co. under a senior term loan of $1,148.3 million (the "Senior Borrowings"); (b) the issuance by Merger Co., for cash, of not more than $500.0 million of senior unsecured bridge notes and $400.0 million of senior subordinated unsecured bridge notes (the "Bridge Securities"); (c) the assumption by Merger Co. of all of the Company=s outstanding 7.95% Senior Notes due 2010, 7.45% Senior Notes due 2007, 6.125% Senior Notes due 2006 and 7.125% Senior Notes due 2026 (collectively, the "Continuing Senior Notes") in an aggregate principal amount of approximately $625.0 million and certain existing capital leases (the "Continuing Capital Leases") in an aggregate principal amount of approximately $26.7 million; and (d) the issuance, for both cash and non-cash proceeds, of (i) $994.2 million of common stock of Parent ("Common Stock") and (ii) $200.0 million of senior discount debentures of Parent and warrants to purchase Common Stock ("Discount Debentures and Warrants"), to be purchased by the Investors or certain other persons.

     The  Acquisition and transactions related or incidental
thereto,   including  the  raising  of  funds  required   to
consummate the Acquisition is hereafter referred to as the "Transaction".

     We are pleased to advise you that each of (i) DLJ Merchant Banking Partners III, L.P. and certain affiliated
entities (collectively, the "DLJMB Investors"), (ii)   Booth
Creek  Partners  Limited III, LLLP,  Jeffrey  J.  Joyce  and
Archer-Daniels-Midland  Company  (the  "Co-Investors")   and
(iii)   Robert  L.  Peterson  and  Richard  L.   Bond   (the
"Management   Investors"  and,  together  with   the   DLJMB
Investors   and   Co-Investors,  the  "Investors")   hereby,
severally, and not jointly, commit (the "Commitment") to purchase Common Stock and Discount Debentures and Warrants
of   Parent   at   such  aggregate  prices  and   for   such
consideration as, in each case, are set forth opposite its name on the signature pages attached hereto. Each Investor shall purchase such securities at the same purchase price per security (i.e. $22.25 whether payable in cash or in
stock  of  the  Company)  as  each  other  Investor.    This
Commitment is subject to the following
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conditions:  (i)  Parent and Merger Co. shall  have  entered into the Merger Agreement and related documents with the Company providing for the Merger of Merger Co. and the Company, with the Company continuing as the surviving corporation, in the form previously provided; (ii) Merger Co. shall have entered into a credit facility and related documents (the "Credit Documentation") with DLJ Capital
Funding Inc. ("Capital Funding") or an affiliate thereof providing for the Senior Borrowing referred to above, all of which shall be in form and substance reasonably satisfactory to, and none of which shall have been amended without the written consent of, the DLJMB Investors and the Co-Investors (it being understood that to the extent that (A) the terms of any Credit Documentation have been specifically agreed in that certain Commitment Letter and Term Sheet dated October 1, 2000 between Capital Funding and the undersigned, and (B) the Credit Documentation embodies such specifically agreed terms, then, as to such specifically agreed terms, the
Credit   Documentation  will  be  deemed  to  be  reasonably
satisfactory  to  the DLJMB Investors and the  Co-Investors;
(iii) Merger Co. shall have entered into securities purchase agreements with DLJ Bridge Finance Inc. ("DLJ Bridge Fund") or an affiliate relating to the purchase by DLJ Bridge Fund
or  such  affiliate of the Bridge Securities   (the  "Bridge
Documentation"), all of which shall be in form and substance reasonably satisfactory to, and none of which shall have been amended without the prior written consent of, the DLJMB Investors and the Co-Investors (it being understood that to the extent that (A) the terms of any Bridge Documentation have been specifically agreed in that certain Commitment Letter and Term Sheet dated October 1, 2000 between DLJ
Bridge   Fund  and  the  undersigned  and  (B)  the   Bridge
Documentation embodies such specifically agreed terms, then,
as   to   such   specifically  agreed  terms,   the   Bridge
Documentation will be deemed to be reasonably satisfactory to the DLJMB Investors and the Co-Investors); (iv) the terms of the Common Stock and the Discount Debentures and Warrants shall be reasonably satisfactory to the DLJMB Investors and the DLJMB Investors shall have entered into definitive documentation relating to the Common Stock and the Discount Debentures and Warrants to be purchased by them in form and substance reasonably satisfactory to the DLJMB Investors; (v) the absence of any Material Adverse Effect (as defined in the Merger Agreement); (vi) any waiting period applicable to the purchase of Common Stock, Discount Debentures and Warrants contemplated hereby under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 shall have expired or been terminated; and (vii) each of the foregoing transactions, financings or borrowings shall be consummated
substantially  simultaneously  with  any  funding   of   the
commitments described herein.

     This Commitment is not assignable by you. Nothing in this letter, expressed or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this letter.

     Parent agrees to indemnify and hold each of the Investors and DLJ Merchant Banking III, Inc. harmless to the extent set forth in Exhibit A to this letter. At closing, Parent agrees to reimburse each of the Investors and DLJ Merchant Banking III, Inc. for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to legal fees and disbursements, incurred or made in connection with the Transaction.

     This  Commitment  supersedes all prior commitments  and
undertakings,  both  written  and  oral,  by  any   of   the
undersigned with respect to the subject matter thereof.

     This Commitment will expire on the earlier to occur  of
(i) 5:00 p.m., New York time, October 6, 2000 unless accepted prior to such date and, if accepted prior to such date, will expire at 5:00 p.m., New York time, on March 31, 2001, unless the definitive agreements relating to the purchase of Common Stock, Discount Debentures and Warrants by the DLJMB Investors, the Co-Investors and the Management Investors shall have been executed and delivered and (ii) the date of expiration of the Agreement Period (as defined in the Voting Agreement dated as of the date hereof among Parent, Merger Co. and the Co-Investors (the "Voting Agreement")) pursuant to either Sections 1(ii) or 1(iii) of the Voting Agreement.

     This Commitment shall be governed by, and construed in accordance with, the laws of the State of New York.
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     Please confirm that the foregoing is in accordance with
your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement among us.

                         Very truly yours,


                         DLJ MERCHANT BANKING III, INC.
                           on behalf of DLJ Merchant Banking
Partners                                    III,  L.P.   and
other        affiliated       funds       and       entities
to be named


                         By: /s/Ivy Dodes
                                Name: Ivy Dodes
                                Title: Principal



                         ARCHER-DANIELS-MIDLAND COMPANY


                         By: /s/D. J. Smith
                                Name:  D. J. Smith
                                  Title:    Vice  President,
Secretary and General Counsel



                         BOOTH  CREEK PARTNERS LIMITED  III,
LLLP


                         By: /s/ Jeffrey Joyce
                                Name:  Jeffrey Joyce
                                  Title:    Executive   Vice
President



                         JEFFREY J. JOYCE


                         /s/Jeffrey Joyce

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                         ROBERT L. PETERSON

                         /s/Robert L. Peterson



                         RICHARD L. BOND


                         /s/Richard L. Bond




Accepted and agreed as of
the date first above written:

RAWHIDE HOLDINGS CORPORATION


By: /s/Ari Benacerraf
       Name:  Ari Benacerraf
       Title: President

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  PARENT SECURITIES TO BE PURCHASED B COMMON STOCK AND
            DISCOUNT DEBENTURES AND WARRANTS

DLJ MERCHANT BANKING            Aggregate Purchase
PARTNERS III, L.P. and other    Price:
Affiliated funds and entities   $911,640,546.51
to
be named


    PARENT SECURITIES TO BE PURCHASED B COMMON STOCK

ARCHER-DANIELS-MIDLAND          Aggregate Purchase
COMPANY                         Price: $220,275,000.0
                                Method of Payment:
                                9,900,000 shares of IBP,
                                inc. Common Stock

BOOTH CREEK PARTNERS            Aggregate Purchase
LIMITED III, LLLP               Price: $40,549,735.0
                                Method of Payment:
                                1,822,460 shares of IBP,
                                inc. Common Stock

JEFFREY J. JOYCE                Aggregate Purchase
                                Price: $7,153,731.0
                                Method of Payment:
                                321,516 shares of IBP,
                                inc. Common Stock

ROBERT L. PETERSON              Aggregate Purchase Price
                                Price: $12,895,200.0
                                Method of Payment:
                                $2,500,000.0 cash and
                                467,200 shares of IBP,
                                inc. Common Stock



RICHARD L. BOND                 Aggregate Purchase Price
                                Price: $1,685,787.5
                                Method of Payment:
                                $1,500,000 cash and 8,350
                                shares of IBP, inc. Common
                                Stock

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                        EXHIBIT A


     Rawhide Holdings Corporation (the "Indemnitor") agrees to indemnify and hold harmless each Investor (as defined in the letter agreement to which this Exhibit A is attached (the "Letter Agreement")) and DLJ Merchant Banking III, Inc. and each of their respective affiliates and partners, and each of their affiliates, and the respective directors, officers, agents and employees of any of the foregoing (collectively, the "Investor Group") from and against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses, costs, including fees and expenses, and other liabilities arising out of or in connection with the Commitment (as such term is defined in the Letter Agreement), the transactions contemplated thereby, or any actions or inactions on behalf of any of the members of the Investor Group in connection with any such Commitment or transactions and will reimburse any member of the Investor Group for all such fees and expenses, including the reasonable fees of counsel, as they are incurred by any member of the Investor Group in connection with any pending or threatened litigation, whether or not any member of the Investor Group is a party. The Indemnitor will, however, not be responsible to any member of the Investor Group for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to have resulted solely from such member's willful breach of its Commitment or gross negligence or willful misconduct in connection with any of the actions or inactions referred to above. The Indemnitor also agrees that no member of the Investor Group shall have any liability, whether in contract, tort or otherwise, for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnitor unless they are determined by final judgment of a court of competent jurisdiction to have resulted solely from such member's willful breach of the Commitment or gross negligence or willful misconduct in connection with any of the actions or inactions referred to above.

     In case any action shall be brought against any member of the Investor Group with respect to which indemnity may be sought against the Indemnitor under this agreement, such member of the Investor Group shall promptly notify the Indemnitor in writing; provided that failure to do so shall not relieve the Indemnitor from any liability it may have on account of this indemnity or otherwise, except to the extent the Indemnitor shall have been materially prejudiced by such failure. The Indemnitor shall, if requested by DLJ Merchant Banking III, Inc., assume the defense of any such action or proceeding, including the employment of counsel satisfactory to DLJ Merchant Banking III, Inc. and the payment of all fees and expenses related thereto. DLJ Merchant Banking III, Inc. shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of DLJ Merchant Banking Inc. unless: (i) the Indemnitor has failed to assume the defense and employ counsel satisfactory to DLJ Merchant Banking III, Inc. or
(ii) the named parties to any such action (including any impleaded parties) include any member of the Investor Group and the Indemnitor, and DLJ Merchant Banking III, Inc. shall have been advised by such separate counsel that there may be one or more legal defenses available to it (or such other member of the Investor Group) which are different from or additional to those available to the Indemnitor, provided, however, that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one such firm of separate counsel, in addition to any local
counsel.   The  Indemnitor  will  not  be  liable  for   any
settlement of any such action effected without the written consent of the Indemnitor (which shall not be unreasonably withheld), and, except as provided above, the Indemnitor agrees to indemnify and hold harmless each member of the Investor Group from and against any loss or liability by reason of settlement of any action effected with the consent of the Indemnitor. In addition, the Indemnitor will not, without the prior written consent of DLJ Merchant Banking III, Inc., settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which indemnification or reimbursement may be sought hereunder (whether or not any member of the Investor Group is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each of the members of the
Investor   Group  from  all  claims,  actions,  proceedings,
demands,   liabilities,  damages,  judgments,   assessments,
losses,  costs  and other liabilities arising  out  of  such action.
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     If   any   term,  provision,  covenant  or  restriction
contained  in this Exhibit A is held by a court of competent
jurisdiction  or  other  authority  to  be  invalid,   void,
unenforceable   or  against  its  regulatory   policy,   the
remainder   of   the   terms,  provisions,   covenants   and
restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     The obligations of the Indemnitor set forth herein shall apply to any modification of the Letter Agreement and shall remain in full force and effect regardless of any termination  of,  or the completion of the  members  of  the
Investor Group=s obligations under the Commitment and services under or in connection with, such agreement.

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_______________________________
     fn1 Consisting of: (i) $711,640,546.5 in both cash and shares of IBP, inc. Common Stock valued at $22.25 per share and (ii) $200,000,000 of Discount Debentures and Warrants.